UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): March 29, 2006

                         CITADEL SECURITY SOFTWARE INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                  000-33491                   75-2873882
     (State of other       (Commission File Number)         (IRS employer
     jurisdiction of                                   identification number)
     incorporation)

                TWO LINCOLN CENTRE, 5420 LBJ FREEWAY, SUITE 1600
                       DALLAS, TEXAS                75240
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code: (214) 520-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.


On March 29, 2006, Citadel Security Software Inc. received a letter from The NASDAQ Stock Market's Listing Qualifications department notifying Citadel that Citadel does not comply with Marketplace Rule 4310(c)(2)(B), which requires Citadel to have a minimum of $2,500,000 in stockholders equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years, and that Citadel's securities are therefore subject to delisting from the Nasdaq Capital Market.

Citadel believes that it has already addressed these issues with the Nasdaq hearing panel and Citadel has received an extension of the time period granted by the Nasdaq Listing Qualifications Panel, subject to the conditions that (1) on or before April 13, 2006, Citadel must have evidenced a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days, and (2) on or before May 15, 2006, Citadel must report in its Quarterly Report on Form 10-Q for the period ending March 31, 2006, actual stockholders' equity at March 31, 2006 of at least $2,500,000. In addition, Citadel must be able to demonstrate compliance with all requirements for continued listing on the Nasdaq Capital Market. Failure to meet any of these conditions may result in the delisting of Citadel's common stock from The Nasdaq Stock Market. Citadel has requested an additional extension of the period by which its stock must trade above $1.00 per share. There can be no assurance that the extension will be granted or that Citadel will meet Nasdaq's requirements for continued listing.

Citadel filed a press release related to the Nasdaq letter, which is filed as
Exhibit 99.1 to this Current Report on Form 8-K.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)   Exhibits

99.1  Press release dated April 4, 2006 related to Nasdaq correspondence.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Citadel Security Software Inc. (Registrant)


By:  /s/ STEVEN B. SOLOMON
     ---------------------
         Steven B. Solomon
         Chief Executive Officer

Dated as of April 4, 2006